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                               VISX, INCORPORATED
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[VISX Logo]


NEWS RELEASE                                     Company Contact:
For Immediate Release                            Lola Wood:  (877) 463-6847
                                                 E-Mail:  ir@visx.com
                                                 Web:  http://www.visx.com


                   VISX ANNOUNCES FIRST QUARTER EARNINGS

                Earnings Increased 62% on a Comparable Basis

            Comments on Icahn's Revised Preliminary Proxy Filing


         SANTA CLARA, CALIFORNIA, APRIL 12, 2001 - VISX, INCORPORATED (NYSE
Symbol: EYE) today announced financial results for the first quarter ended March 31, 2001.

         Revenue for the first quarter of 2001 was $51,576,000 compared to $63,997,000 for the comparable period of the prior year. Net income was $12,620,000, or $0.21 per share, in the first quarter of 2001 compared to net income of $19,558,000, or $0.30 per share, in the comparable period of the prior year. Assuming a $100 per procedure fee for the entire first quarter 2000, earnings for the first quarter 2000 would have been $0.13 per share on an adjusted basis as compared to $0.21 per share actual for the current quarter, an increase of 62% on a comparable basis.

         Commenting on the results, Liz Davila, Chief Executive Officer of VISX, said, "This first quarter was strong for VISX on all major fronts. Compared to Q4 2000, licensing revenues grew 23%, systems sales were up 29%, and we increased market share. In ever-greater numbers, customers are advertising to consumers the benefits of the VISX STAR S3 ActiveTrak, and consumers are responding. Additionally, we continued to bring innovative technologies to market. During the quarter VISX received FDA approval for wider ablation zones using Variable Spot Scanning (VSS(TM)). We also initiated our FDA clinical trials for wavefront-driven ablations."

         Ms. Davila continued, "Looking ahead, we are confident that VISX is positioned more strongly than ever to lead the industry through many more years of growth. MarketScope(R) has projected that the U.S. laser vision correction procedure market will grow at a compound annual growth rate of 28% over the next four years. Undoubtedly growth in some years will be greater than others. Because of softness in the current economic environment, we project 20% growth in 2001. We expect growth to accelerate as the economy recovers."

         VISX also commented on the revised preliminary proxy materials filed by Carl Icahn relating to his proposed proxy contest. With regard to the Icahn group's revised platform to auction the Company, VISX believes Mr. Icahn continues to offer nothing new to VISX stockholders. VISX has already implemented a thorough review of its strategic alternatives. While a well-organized process led by its financial advisor Goldman, Sachs & Co. has not resulted in any specific transaction, the VISX Board of Directors and management remain receptive to any opportunity that recognizes VISX's record of profitable performance, its global leadership position and strong future prospects.

         VISX believes its stock repurchase program, including the recently announced 10 million share authorization, is a prudent use of its capital and represents a compelling investment opportunity. The Company views Mr. Icahn's proposal to raise more than $300 million of new debt to finance his proposed buy-back as detrimental to both the short-term and long-term value of VISX. VISX believes the Icahn group's proposed plan would dilute earnings, severely weaken VISX's balance sheet, and deprive VISX of the financial and strategic flexibility that it needs to invest in R&D. In short, VISX believes Mr. Icahn's scheme would plunge the Company into debt and restrict its ability to invest in its future.

         The Company sees no benefit to stockkholders in Mr. Icahn's revised platform.

         The foregoing statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and actual results could differ materially. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10-K for the year ended December 31, 2000.

         VISX is the worldwide leader in the development of refractive laser technology. VISX systems are commercially available in the United States and markets worldwide.


                             VISX, Incorporated
               Condensed Consolidated Statement of Operations
                 (In thousands, except per share amounts.)


                                                                      (Unaudited)
                                                                  Three Months Ended
                                                              ----------------------------
                                                                3/31/2001       3/31/2000
                                                              ------------    ------------
System sales..............................................     $   17,096      $   19,877
License, service and other revenue........................         34,480          44,120
                                                              ------------    ------------
       Total revenue......................................         51,576          63,997
                                                              ------------    ------------

Cost of revenues..........................................         17,828          16,969
Marketing, general and administrative.....................         11,780          14,588
Research, development and regulatory......................          4,550           3,510
                                                              ------------    ------------

       Total costs and expenses.............................       34,158          35,067
                                                              ------------    ------------
       Income from operations...............................       17,418          28,930

Interest and other income, net............................          3,442           3,667
                                                              ------------    ------------
       Income before provision for income taxes.............       20,860          32,597
       Provision for income taxes...........................        8,240          13,039
                                                              ------------    ------------
       Net income...........................................   $   12,620      $   19,558
                                                              ============    ============

Earnings Per Share
       Basic................................................   $     0.21      $     0.31
                                                              ============    ============
       Diluted..............................................   $     0.21      $     0.30
                                                              ============    ============

Shares Used For Earnings Per Share
       Basic................................................       59,522          63,617
                                                              ============    ============
       Diluted..............................................       61,018          66,147
                                                              ============    ============

                      Condensed Consolidated Balance Sheet
                                 (in thousands)
                                                              (Unaudited)
                                                                3/31/2001      12/31/2000
                                                              ------------    ------------
Cash, cash equivalents and short-term investments.........     $  180,073      $  229,453
Accounts receivable.......................................         40,488          34,540
Inventories...............................................         14,837          14,762
Other current assets......................................         19,441          19,642
                                                              ------------   ------------

       Current assets.......................................      254,839         298,397

Property and equipment, net...............................          4,268           4,996
Long-term deferred tax and other assets...................         18,553          18,114
                                                              ------------   ------------

       Total assets.........................................   $  277,660      $  321,507
                                                              ============    ============

Accounts payable..........................................     $   11,340      $    7,353
Accrued liabilities.......................................         52,500          45,382
                                                              ------------    ------------

       Current liabilities..................................       63,840          52,735

Stockholders' equity......................................        213,820         268,772
                                                              ------------    ------------

       Total liabilities and stockholders' equity...........   $  277,660      $  321,507
                                                              ============    ============

                                   #####
